Exhibit 99.1

Avigen Reports 2004 Year-End Financial Results

          ALAMEDA, Calif., Feb. 17 /PRNewswire-FirstCall/ -- Avigen, Inc. (Nasdaq: AVGN) today reported financial results for the year ended December 31, 2004.  At year-end, Avigen had approximately $76 million in cash, cash equivalents, available-for-sale securities and restricted investments.  This compares with approximately $99 million at December 31, 2003.

          “Our product development strategy continues to focus on drug candidates that address severe central nervous system (CNS) disorders, including Parkinson’s disease and chronic neuropathic pain,” said Ken Chahine, Ph.D., J.D., Avigen’s President and CEO.  “A fundamental element of our strategy is to expand our portfolio with product candidates that are in late-stage human testing.  To that end, we are actively pursuing a number of product acquisition opportunities that have already moved through multiple phases of human clinical testing and are close to commercialization.”

          Dr. Chahine continued, “Consistent with that strategy, in 2004 we enhanced our strong senior management team with key hires with successful track records in clinical development and commercialization of pharmaceutical products.  The appointments of Dawn McGuire, M.D. as the company’s Chief Medical Officer, Kirk Johnson, Ph.D. as Vice President for Preclinical Development and most recently, Mike Coffee as Chief Business Officer, reflect our commitment not only to critically evaluate and acquire late-stage product candidates, but also to establish the capability to ultimately bring them to market.”

          “In December of 2004, I reported that our clinical trial of AV201 for late stage Parkinson’s disease had begun.  We will continue to monitor this Phase I/II trial and hope to share clinical information when sufficient data have been developed,” Dr. Chahine concluded.

          Avigen’s product development candidate, AV333 for the treatment of severe chronic pain, continues to progress through advanced preclinical testing.   Chronic pain is a large, underserved market with no effective therapy.  No new class of drugs for this condition has been approved in over a decade and the currently available drugs are mostly ineffective.  AV333 has been shown to be effective in reliving chronic pain symptoms in a variety of animal models.

          Financials Results
          For the year ended December 31, 2004, Avigen reported a net loss of  $23.9 million, or $1.17 per share, compared with a net loss in 2003 of  $25.8 million, or $1.28 per share.

          Avigen reported revenue of $2,195,000 for 2004 compared with $463,000 in 2003.  The increase was due primarily to the accelerated recognition of deferred revenue representing the remaining balance of the $2.5 million payment received from Bayer in the first quarter of 2003.  The acceleration of the recognition is the result of Avigen’s decision to suspend patient enrollment in its clinical trial of Coagulin-B(R), which Avigen had developed for the blood clotting disorder, hemophilia-B.

          Total operating expenses for 2004 were $27.7 million, down from
$29.2 million for 2003. The decrease resulted from the net effect of lower expenditures for preclinical studies, lower personnel related expenses as a result of staff reductions announced in July, 2004, and lower consumption of materials, partially offset by severance and higher facilities related expenses.  Net interest income and other expenses for 2004 was $1.6 million, compared to $3.0 million in 2003, reflecting lower average balances of interest-bearing investments and declining average yield between the two periods.

          Fourth Quarter Financials
          For the quarter ended December 31, 2004, Avigen reported a net loss of $5.7 million, or $0.28 per share, compared with $6.8 million, or $0.34 per share, in the same quarter of 2003.  Revenue was $35,000 in the fourth quarter of 2004, compared to $165,000 in the fourth quarter of 2003.  Total operating expenses were $6.0 million for the last quarter of 2004, compared with $7.6 million for the last quarter of 2003.  Net interest income and other expenses declined to $314,000 during the fourth quarter of 2004 from $589,000 during the fourth quarter of the prior year.

          About Avigen
          Avigen, Inc., based in the San Francisco Bay Area, is committed to developing innovative therapeutics to treat serious disorders, primarily focused on neurological conditions. Avigen’s proposed gene delivery products are designed for direct administration to patients in order to achieve expression of therapeutic proteins within the body. Additionally, Avigen is actively seeking to broaden its portfolio of drug development candidates through an active in-licensing program. This effort has identified several validated compounds, some of which are currently in advanced human clinical trials.

          Investors Please Note:  With respect to the statements in this news release regarding Avigen pursuing additional product candidates, there is no assurance that Avigen will be able to negotiate and acquire new product opportunities on terms favorable to Avigen, or at all.  With respect to the statement that Avigen hopes to share clinical information on the AV201 clinical trial when sufficient data have been developed, there are many risks and uncertainties in clinical trials, and so there can be no assurance that Avigen will be able to generate sufficient data to share on a timely basis, or at all.  With respect to the statement that AV333 has been shown to be effective in reliving chronic pain in animal models, results in preclinical trials with animals are not necessarily indicative of results that will be obtained in humans. In addition, there are many other risks and uncertainties inherent in the development of drug products. Other risks relating to Avigen are detailed in Avigen’s Quarterly Report on Form 10-Q for the period ended September 30, 2004, under the caption “Risk Factors” in Item 2 of Part 1 of that report, which was filed with the SEC on November 5, 2004.

Click here to view Statement of Operations and Condensed Balance Sheets

AVIGEN, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF OPERATIONS

	Three months ended		Year ended

(In thousands, except shares and per share information)	December 31 2004	December 31 2003	December 31 2004	December 31 2003

	(unaudited)		(unaudited)
Revenue	$35	$165	$2,195	$463
Operating expenses Research and development	4,314	5,820	19,344	21,805
General and administrative	1,694	1,764	8,367	7,399
Total operating expenses	6,008	7,584	27,711	29,204
Loss from operations	(5,973)	(7,419)	(25,516)	(28,741)
Net interest income and other expense	314	589	1,593	2,967
Net loss	$(5,659)	$(6,830)	$(23,923)	$(25,774)
Basic and diluted net loss per common share	$(0.28)	$(0.34)	$(1.17)	$(1.28)
Shares used in basic and diluted net loss per common share calculation	20,362,155	20,149,214	20,362,155	20,149,214

CONDENSED BALANCE SHEETS

(In thousands)	December 31 2004	December 31 2003

	(unaudited)	(1)
Cash, cash equivalents and available-for-sale securities	$64,290	$86,950
Accrued interest and other current assets	1,151	1,218
Total current assets	65,441	88,168
Restricted investments	11,928	11,928
Property and equipment, net	12,497	15,641
Deposits and other assets	641	858
Total assets	$90,507	$116,595
Current liabilities and deferred revenue	1,568	2,117
Long-term obligations	9,064	8,967
Deferred revenue - non-current	—	1,625
Stockholders’ equity	79,875	103,886
Total liabilities and stockholders’ equity	$90,507	$116,595

(1) Derived from audited financial statements.

NOTE: CASH, EQUIVS AND RESTRICTED	$76,218	$98,878

SOURCE     Avigen, Inc.
     -0-                                                                                02/17/2005
     /CONTACT:  Thomas J. Paulson, Chief Financial Officer of Avigen, Inc.,
+1-510-748-7150, or fax, +1-510-748-7155, or tpaulson@avigen.com/
     /FCMN Contact: TPaulson@avigen.com /
     /Web site:  http://www.avigen.com /
     (AVGN)